Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES RECORD SALES GROWTH

FOR THE FIRST QUARTER 2004

•	Strong Response to New NutriSystem Nourish Program

•	NutriSystem Submits Application for Listing on American Stock Exchange

Horsham, PA – April 28, 2004—NutriSystem, Inc. (OTCBB:THIN - news), a leading provider of weight management products and services, today announced record results for the first quarter of 2004.

For the first quarter ended March 31, 2004, revenues were $13,282,000, up 85% from $7,196,000 recorded in the same period of 2003. Operating income in the first quarter 2004 was $1,239,000, up 70% from first quarter 2003 operating income of $727,000.

NutriSystem Chairman and Chief Executive Officer, Mike Hagan, said, “The strong response to the NutriSystem Nourish program is a validation of everything this team has accomplished over the past year. Success, convenience and value are three key elements of the NutriSystem Nourish program, and they also happen to be the trends that are driving today’s diet industry. We feel NutriSystem is well-positioned to be a leading player in the weight loss market once again.”

NutriSystem reported net income for the first quarter of 2004 of $745,000 ($0.02 per diluted share), as compared to net income of $651,000 ($0.02 per diluted share) for the first quarter of 2003. Although the Company recorded a tax provision of $497,000 in the first quarter 2004, it does not anticipate paying federal or state income taxes due to a net operating loss carryforward that amounted to $7 million on March 31, 2004.

NutriSystem generated operating cash flow of $1,374,000 in the first quarter 2004 and ended the quarter with $4,190,000 in cash and cash equivalents. NutriSystem has no bank debt.

“We are extremely pleased with our first quarter results,” declared James D. Brown, Chief Financial Officer. “In the Direct to consumer channel, which accounted for 74% of our total sales in this quarter, sales increased by more than 140% from the first quarter of 2003. In that Direct channel, we added more than 19,000 new customers in the first quarter 2004, almost three times the 6,500 new customers we generated in the same period last year. In fact, by April 22, 2004, our year-to-date new customer count had exceeded the 22,960 that we obtained in all of 2003.

“Most importantly, we sharply increased operating profit at the same time we increased our marketing spend,” continued Brown. “Our goal is growth with profitability. The increase in marketing to support the launch of the NutriSystem Nourish program paid off rapidly, which we find very encouraging.”

The Company has also submitted an application for its shares to be traded on the American Stock Exchange. The Company expects to receive a response from the American Stock Exchange in the next few weeks.

Second Quarter 2004 Outlook

The Company anticipates net revenues for the second quarter of 2004 to be in the range of $8.8 million to $9.5 million, which translates to an increase of 40% to 50% over net revenues in the second quarter of 2003. It expects net revenues for the Direct to consumer channel in the second quarter of 2004 to be about 100% higher than the same quarter last year. In addition, the Company expects to have operating profit in excess of $1,000,000 for the second quarter of 2004, as compared to an operating profit of $196,000 in the same period last year.

Hagan concluded, “NutriSystem is off to a great start in 2004. Looking forward, we are optimistic about our business performance. We’ve created momentum in our business that has continued into the second quarter as well.”

Company to Host Investor Call

The Company will conduct an investor call at 5:00 PM Eastern time today. On the investor call, Michael J. Hagan, Chairman and Chief Executive Officer, George Jankovic, President and Chief Operating Officer, and James D. Brown, Chief Financial Officer, will provide the investment community with additional commentary about the quarter and the Company’s outlook. A live webcast of the conference call will be available to the public at the investor relations section of the Company’s website (www.nutrisystem.com). Interested persons who wish to hear the webcast should go to the website a sufficient amount of time prior to its start to register and download and install any necessary audio software. Interested parties can also listen to the investor call by calling 800-901-5231 (617-786-2961 International). A replay of the webcast will be available for 30 days following the conclusion of the investor call on the Company’s website.

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers an at-home weight loss program based on portion-controlled, lower Glycemic Index prepared meals, weight loss plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31
	2004	2003
REVENUES	$13,282	$7,196

COSTS AND EXPENSES
Cost of revenues	6,658	4,131
Marketing	2,736	494
General and administrative	2,585	1,767
Depreciation and amortization	64	77

	12,043	6,469

Operating income	1,239	727
EQUITY IN LOSSES OF AFFILIATE	—	(90)
INTEREST INCOME, net	3	14

Income before income taxes	1,242	651
INCOME TAX PROVISION	497	—

Net income	$745	$651

BASIC INCOME PER SHARE	$0.03	$0.02

DILUTED INCOME PER SHARE	$0.02	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	28,642	26,220
Diluted	32,094	26,842

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